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                                                                EXHIBIT 10.29

                              EMPLOYMENT AGREEMENT

        Agreement made this 3rd day of June, 1996, by and between GELMAN SCIENCES INC. ("Employer") and GEORGE UVEGES ("Employee").

1.      Employment.

        A. Employer hereby offers to Employee and Employee hereby accepts employment by Employer on the conditions set forth herein.

2.      Duties.

        A. Employee has been appointed and shall serve Employer as Chief Financial Officer and Vice President of Administration, reporting in such capacity directly to the Chief Operating Officer of Employer ("COO").

        B. Employee's duties and powers in such capacity shall be as determined, from time to time, by COO.

3.      Term.

        A. The term of this Agreement shall be three (3) years beginning June 3, 1996, which term shall be automatically extended one (1) year on June 3, 1997 and on June 3 of each year thereafter, unless Employer shall have given:

                (1) not less than six (6) months written notice of termination of the Employment Agreement to Employee where there has been no Change in Control (as defined in Paragraph 4.C) of Employer; or

                (2) where there has been a Change in Control of Employer, not less than twelve (12) months written notice of termination of the Employment Agreement to Employee.

        B. This Agreement shall be automatically earlier terminated and the earlier termination shall supersede the later effective date of an Employer written notice of termination of Agreement provided for in Paragraph 3.A, only in the following manner:

                (1)  Upon the death of Employee; or

                (2) Upon Employee's resignation, at any time (other than as set forth in Paragraph 3.B(5)), after ninety (90) calendar days written notice to Employer where there has been no Change in Control of Employer, in which event Employee

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        shall not be entitled to any additional compensation or benefits; or

                (3) Upon Employee's disability whereby Employee is unable to perform the essential duties of his assigned position for a period exceeding one hundred eighty (180) calendar days within a one (1) year period; or

                (4) Upon Employer's termination of Employee, without cause, at any time, after Employer has given ninety (90) calendar days written notice of termination to Employee, in which event Employee shall become eligible for termination compensation as set forth in Paragraph 4.C below; or

                (5) Upon Employee's resignation within one (1) year of a Change in Control of Employer, after ninety (90) calendar days written notice to Employer, in which event Employee shall become eligible for termination compensation in the amount as determined in Paragraph 4.C below; or

                (6) Upon Employer's termination of Employee for violating any of the provisions of Paragraph 7 below, in which event Employee shall not be entitled to any additional compensation or benefits, provided that Employer has given Employee ninety (90) calendar days written notice of any violations of Paragraph 7 prior to termination and further provided that Employer has given Employee an opportunity to correct any violations prior to termination.

4.      Compensation.

        A. Employer shall pay, and Employee shall accept, as base compensation for all services rendered, One Hundred Fifty Thousand Dollars ($150,000) per annum effective as of June 3, 1996 less appropriate payroll taxes ("salary"), payable in equal installments in accordance with Employer's normal payroll periods, with annual reviews and adjustments, if any, at the discretion of COO, as approved by the Employer's Board of Directors ("Board").

        B. Employee shall be eligible to receive an incentive bonus, established at the discretion of the Board, for the Employer's 1997 fiscal year and each fiscal year thereafter, which bonus shall consist of an amount of up to thirty percent (30%) of the Employee's annual salary for such fiscal year upon the achievement of certain corporate and personal goals.

        In addition, for the last two (2) months of Employer's 1996 fiscal year, Employer shall pay to Employee an incentive bonus which shall consist of an amount equal to one-sixth (1/6) of the


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average incentive bonuses actually paid to other similarly situated executives of Employer for fiscal year 1996.

                C. (1) If this Agreement is earlier terminated pursuant to Paragraph 3.B(4), where there has been no Change in Control of Employer, Employee shall become eligible to receive severance pay in an amount equal to twelve months of base compensation and the incentive bonus the Employee would have received in the year of termination.

                    (2) If this Agreement is earlier terminated pursuant to Paragraph 3.B(4) or 3.B(5), where there has been a Change in Control of Employer, Employee shall become eligible to receive:

                         (a) severance pay in an amount equal to twelve months of base compensation and the incentive bonus the Employee would have received in the year of termination;

                         (b) immediate vesting of all stock options and awards;

                         (c)  immediate payment of all incentive awards earned;
                and

                         (d) all benefits described in Paragraphs 5.B and 6.A hereof shall be continued for the remainder of the unexpired term hereof as in effect on the effective date of such termination.

                To the extent the termination compensation and any other amounts received as a result of termination are subject to the excise tax of Internal Revenue Code Section 4999 (or any successor statute), the severance amount shall be increased by a one (1) time calculation (without a pyramid effect) of the product derived by multiplying the "excess parachute payments" (as defined in Code Section 4999) as initially calculated by the applicable excise tax rate (currently twenty percent (20%)).

                Change in Control of the Employer means:

                    i) the acquisition of beneficial ownership by any person or entity (or more than one (1) person or entity acting as a group) of a majority of the outstanding voting shares of Employer; or

                    ii) a tender offer made and consummated for at least thirty-three percent (33%) of Employer's common stock; or


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                         iii)  the acquisition of beneficial ownership by any
                 person or entity (or more than one (1) person or entity acting as a group) of more than fifty-one percent (51%) of the total fair market value of the Employer's assets; or

                         iv) a majority of the members of the Board are replaced within a one (1) year period.

                     The severance amount shall be payable in equal installments to the Employee, made at the same frequency as Employee's salary, less appropriate payroll taxes, commencing with the first payroll period following Employee's termination, conditioned on Employee's execution of a release agreement acknowledging that Employee is entitled to no other compensation and benefits, except as provided in this Agreement, and effectively waiving any and all claims against Employer, its officers, directors, employees, affiliates, subsidiaries, successors and assigns arising out of Employee's employment or separation from employment with Employer. Employer shall have the right, at its option and without penalty, to accelerate payments owed to Employee.

5. Expenses. Employer shall reimburse Employee, upon presentation of proper documentation, for reasonable expenses incurred by Employee in the performance of his assigned duties.

6.      Benefits.

                A. Employee shall be eligible to participate in the Flexible Employee Benefits Program, including health, dental, vision, life, short and long-term disability plans, for so long as such program is made available to Employer's other executive employees.

                B. Employee shall be eligible for up to two (2) weeks paid vacation annually, scheduled by mutual agreement between Employee and COO. Employee's annual paid vacation shall be increased in accordance with the policy for other executive employees.

7.      Undertakings of Employee.

                 A. The parties acknowledge that Employer is engaged in the business of manufacturing, distributing and selling microporous membranes, filters and microfiltration products, worldwide. Employee, because of his position with Employer, will obtain, or have access to, highly confidential, proprietary information and trade secrets and, as a result, Employee agrees that:


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               (1)  Employee will execute, and at all times honor and comply with all of the conditions set forth in, the Confidentiality and Patent Protection Agreement attached hereto and made a part hereof as Exhibit A; and

               (2) At all times during Employee's employment, and for three (3) years following the termination of Employee's employment, Employee will not, directly or indirectly, without the express written consent of Employer's Board, perform service for, aid, assist, own, operate, have any financial interest in, or serve as employee, officer, director, agent, partner, consultant, part-owner, shareholder, or engage in, any microporous filter business which is competitive with Employer, or with microporous products provided by Employer, and among the remedies set forth in the above-referenced Confidentiality and Patent Protection Agreement.

          B. Employer relies upon Employee's representation that Employee will:


               (1)  competently perform all assigned duties;

               (2) carry out all policies, directives and decisions of Employer's Board, Chief Executive Officer ("CEO") and COO;

               (3) not withhold from Employer's Board, CEO or COO, and will promptly report to COO, any information which may affect Employer's business;

               (4) refrain from any conduct which is illegal, dishonest, fraudulent, or detrimental to Employer's business, as determined by Employer's Board; and

               (5) devote his entire time, attention and energies to the operations of Employer and shall not, during the term of this Agreement, without consent of the Board, be engaged in any other business activity requiring any amount of his business time, whether or not such business activity is pursued for gain, profit or pecuniary advantage.

8.  Effect of Change in Control.

          On May 28, 1996, Employee was granted nonqualified stock options (the "Employer Options") to acquire 20,000 shares of Employer's common stock at an exercise price of $22 7/8 per share, subject to vesting and other terms and conditions. In the event of a Change in Control of Employer, if Employer is unable or unwilling to grant or permit the exercise of the Employer Options on such

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terms and conditions, Employer shall pay Employee cash compensation in an amount equal to the excess of the fair market value of the shares which would otherwise have been acquired upon the exercise of the Employer Options in the Change in Control transaction over the aggregate exercise price of the Employer Options. Notwithstanding the foregoing, if in a Change in Control transaction, Employee receives new options, or is entitled to convert the Employer Options into new options, the terms and conditions of which are at least as favorable as the Employer Options, the cash compensation otherwise payable to Employee under this Paragraph 8 shall be reduced to the extent appropriate to reflect the grant of such new options.

9.  Entire Agreement.

        This Agreement supersedes and cancels all prior agreements, whether verbal or written, between Employer and Employee and constitutes the entire Agreement between the parties; provided, however, that notwithstanding the foregoing, the provisions regarding relocation assistance set forth in that certain Letter Agreement dated May 21, 1996 between Employer and Employee shall remain in full force and effect. Any amendment or agreement supplemental hereto shall not be binding upon either party unless executed in writing by Employer and the Employee.

10.  Miscellaneous.

        A. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, personal representatives and assigns.

        B. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Michigan.

        C. Any and all notices or any other communication provided for herein shall be given in writing by certified mail, return receipt requested, which shall be addressed to the addresses shown immediately below each party's signature unless notice of a change of address is furnished to the other parties in the manner provided in this paragraph.

        D. This Agreement will be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same instrument and agreement.

        E. Each paragraph of this Agreement or portion thereof shall be treated as severable, to the end that if any paragraph or portion thereof shall be declared illegal, invalid or unenforce-

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able, this Agreement shall be interpreted so that part only is invalid, without invalidating the remainder of this Agreement, which shall remain in full force and effect as though such paragraph or portion thereof had never been contained in this Agreement, and the affected part shall be interpreted, consistent with the law, to carry out the intent of the parties.

        IN WITNESS WHEREOF, the parties have signed this Employment Agreement as of the date first above written.


WITNESSES:                              GELMAN SCIENCES INC.


  [SIG]                                  By: /s/ Charles Gelman
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                                             Charles Gelman, Chairman and
  [SIG]                                      Chief Executive Officer
--------------------


                                        /s/ George Uveges
                                        ----------------------------------
                                        George Uveges
                                        26042 Tallwood Drive
                                        North Olmsted, OH 44070



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